Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 10, 2015

Registration Statement Nos. 333-181822

333-181822-05

NEW ISSUE ABS: $350MM SMART 2015-1US
JOINT LEAD MANAGERS: JPM/CITI/RBS/MACQ	**100% POT**
CO-MANAGER: ANZ

CL	SIZE(MM)	WAL	M/F	E.FNL	L.FNL	PXING	%	CPN	$PX
A1	104.000	0.36	P-1/F1+	11/15	03/16	0.40%	0.400	0.40	100.00000
A2A	62.000	1.08	Aaa/AAA	11/16	08/17	EDSF+42	0.997	0.99	99.99470
A2B	65.000	1.08	Aaa/AAA	11/16	08/17	1ML+42			100.00000
A3A	69.000	2.16	Aaa/AAA	11/17	09/18	IS+50	1.507	1.50	99.99516
A3B	50.000	2.16	Aaa/AAA	11/17	09/18	1ML+52			100.00000

BILL & DELIVER: JPM

EXPECTED SETTLE: MARCH 20

PRICING SPEED: 100% PREPAY RAMP (2.33%-20.00% CPR STRAIGHT LINE)

CLEAN-UP CALL: 10%

ERISA ELIGIBLE: YES

OFFERING TYPE: SEC-REGISTERED

DENOMINATION: $USD

BLOOMBERG TICKER: SMAT 2015-1US

The depositor, Macquarie Leasing Pty Limited, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

Ratings are for distribution only to a person (a) who is not a “retail client” within the meaning of section 761G of the Australian Corporations Act 2001 and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Australian Corporations Act 2001, and (b) who is otherwise permitted to receive ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this free writing prospectus and anyone who receives this free writing prospectus must not distribute it to any person who is not entitled to receive it.